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                                                                    Exhibit 11.0
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
California Energy Company, Inc.
Calculation of Earnings per share in Accordance with Interpretive Release No. 34-9083 for the three years ended December 31, 1993

(dollars in thousands except per share amounts)
- --------------------------------------------------------------------------------------
                                               1993            1992            1991
                                               ----            ----            ----
Actual weighted average shares
 outstanding for the period                 35,454,539      33,414,139      29,847,156

Dilutive stock options and warrants using
 average market prices                       3,030,431       3,294,065       4,844,869

Preferred stock                                     --         786,712         779,405
                                           -----------     -----------     -----------
Total number of shares based on shares
 outstanding and the assumption that
 dilutive stock options and warrants
 will be exercised at average stock
 market prices                              38,484,970      37,494,916      35,471,430

Additional dilutive stock options and
 warrants using ending market price                 --       1,282,223         992,399
                                           -----------     -----------     -----------

Total shares based on shares outstanding
 and the assumption that dilutive stock
 options and warrants will be exercised
 at ending market price                     38,484,970      38,777,139      36,463,829
                                           ===========     ===========     ===========

Income before change in accounting
 principle and extraordinary item          $    43,074     $    38,810     $    26,582

Cumulative effect of change in accounting
 principle                                       4,100              --              --

Extraordinary item                                  --          (4,991)             --
                                           -----------     -----------     -----------
Net income                                      47,174          33,819          26,582

Series C preferred stock dividends              (4,630)         (4,275)             --
                                           -----------     -----------     -----------
Net Income available for common shares     $    42,544     $    29,544     $    26,582
                                           ===========     ===========     ===========
Primary earnings per share before change
 in accounting principle and
 extraordinary item                        $      1.00     $       .92     $       .75

Primary earnings per share                 $      1.11     $       .79     $       .75
                                                  ====            ====            ====

Fully diluted earnings per share before
 change in accounting principle and
 extraordinary item based on SEC
 Interpretive Release No. 34-9083          $      1.00     $       .89     $       .73

Fully diluted earnings per share based on
 SEC interpretive Release No. 34-9083      $      1.11     $       .76     $       .73
                                                  ====            ====            ====
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